Exhibit 21

KFORCE INC.

SUBSIDIARIES (DIRECT OR INDIRECT)

AS OF MARCH 11, 2009

Name of Subsidiary	Jurisdiction of Incorporation or Formation
Kforce Airlines, Inc.	Florida
Kforce.com, Inc.	Florida
Romac International, Inc.	Florida
Kforce Flexible Solutions, LLC	Florida
Kforce Staffing Solutions of California, LLC	Florida
Kforce Global Solutions, Inc.	Pennsylvania
Kforce Government Solutions, Inc.	Pennsylvania
Kforce Government Holdings, Inc.	Florida
Kforce Services Corp.	Florida
Kforce Healthcare Inc.	Florida
Kforce Healthcare Flex LLC	Florida
Kforce Clinical Research Inc.	Florida
Kforce Clinical Research Flex LLC	Florida
RDI Systems, Inc.	Texas

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